EXHIBIT 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:05 PM 01/04/2006
FILED 02:02 PM 01/04/2006
SRV 060006698 - 4088874 FILE

CERTIFICATE OF INCORPORATION

OF

J.M. TULL METALS COMPANY, INC.

1. The name of the corporation is J.M. Tull Metals Company, Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, at $.01 par value per share.

5. The name and mailing address of the incorporator is as follows:

Howard L. Rosenberg

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606

6. The Corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.

8. Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-Laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-Laws of the Corporation shall so provide.

9. The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred herein upon stockholders of the Corporation are granted subject to this reservation.

10. (a) A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as it may from time to time be amended, or any successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) The Corporation shall indemnity, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the sole discretion of the board of directors of the Corporation, may so indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by the DGCL or otherwise. The right to indemnification conferred by this Article 10(b) shall be deemed to be a contract between the Corporation and each person referred to herein.

(c) No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly, have hereunto set my hand this 4th day of January, 2006.

/s/ Howard L. Rosenberg
Howard L. Rosenberg, Incorporator

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